Exhibit 10.118

October 8, 2009

Kennedy-Wilson, Inc.
9601 Wilshire Boulevard
Beverly Hills, California 90210
Attention: William McMorrow

Dear Bill:

This letter will summarize the terms and conditions upon which The Guardian Life Insurance Company of America (“Guardian”) and Kennedy Wilson, Inc. (“KW”) agree to modify the terms of Guardian’s existing investment in KW as evidenced by a 7% Convertible Subordinated Note due November 3, 2018 (“Note”).

1.               Guardian and KW agree that the Conversion Price of the Note shall be changed from $40 per share of Common Stock to $37.50 per share of Common Stock.

2.               Guardian and KW agree that the Optional Conversion period with respect to the Note shall end on May 3, 2017.

3.               Guardian and KW agree to terminate: (a) their existing Shareholders Agreement subject to entering into an appropriate shareholder voting agreement designed to protect Guardian’s right to designate a director to the board of Prospect Acquisition Corp. and (b) their existing Letter Agreement Re: Authorization of a New Class of Common Stock

The parties agree that these proposed modifications to Guardian’s investment are being agreed to in conjunction with the proposed acquisition of KW by Prospect Acquisition Corp. (“Prospect”). To the extent that acquisition is not consummated, these proposed modifications shall be of no effect. The parties further agree to negotiate in good faith to memorialize the understanding outlined in this letter in mutually acceptable documentation, and further agree that such documentation shall be executed at such time as is required to accommodate the closing of the acquisition/merger of KW by Prospect.

This Letter shall be governed by and construed in accordance with the laws of the State of New York.

The Guardian Life Insurance Company of America

By:	/s/ Thomas E. Sorell

Title:	Executive Vice President and Chief Investment Officer

Kennedy-Wilson, Inc.

By:	/s/ William McMorrow

Title:	CEO